AFL CIO 485BPOS

Exhibit (f)(2)

Summary Plan Description

AFL-CIO Housing Investment Trust

401(k) Retirement Plan

Prepared November 2016

  Introduction

Type of Plan

Effective January 1, 2015, AFL-CIO Housing Investment Trust amended its 401(k) plan. The plan is named the AFL-CIO Housing Investment Trust 401(k) Retirement Plan, but it will be referred to in this summary as the Plan. The Plan contains a cash or deferred arrangement, and once you’re eligible to participate, you can contribute to the Plan on a tax deferred basis by payroll deductions.

Plan Sponsor

AFL-CIO Housing Investment Trust is the sponsor of the Plan, and will sometimes be referred to in this summary as the “Sponsoring Employer,” the “Employer,” “we,” “us” or “our”. Our address is 2401 Pennsylvania Avenue, No. 200, Washington, DC 20037; our telephone number is (202) 331-8055; and our employer identification number is 52-6220193.

Purpose of This Summary

This booklet is called a Summary Plan Description (the “SPD”) and it is meant to describe highlights of the Plan in understandable language. It is not, however, meant to be a complete description of the Plan, nor is it meant to interpret, extend or change the provisions of the Plan in any way. If there is a conflict between this SPD and the Plan, the provisions of the Plan control your right to benefits. A copy of the Plan and related documents are on file with the Plan Administrator and you can read them at any reasonable time. Also, no provision of the Plan or this SPD is intended to give you the right to continued employment or to prohibit changes in the terms or conditions of your employment. If you have any questions that are not addressed in this SPD, you can contact the Plan Administrator (who is described in the next section) during normal business hours.

  Plan Administration

Plan Trustees

The Plan is administered under a written plan and trust agreement, with Erica Khatchadourian, Ruth P. Walter and Theodore S. Chandler as the trustees. The trustees can be contacted at 2401 Pennsylvania Avenue, No. 200, Washington, DC 20037.

Plan Administrator

All matters other than investments that concern the operation of the Plan are the responsibility of the Administrator. The Administrator is Erica Khatchadourian, whose address is 2401 Pennsylvania Avenue, No. 200, Washington, DC 20037, and whose telephone number is (202) 331-8055. The Administrator has the power and discretionary authority to interpret the terms of the Plan based on the Plan document and existing laws and regulations, as well as the power to determine all questions that arise under the Plan. Such power and authority include, for example, the administrative discretion necessary to resolve issues with respect to an Employee’s eligibility for benefits, credited service, Disability, and retirement, or to interpret any other term contained in the Plan and related documents. The Plan Administrator’s interpretations and determinations are binding on all Participants, employees, former employees, and their beneficiaries.

Plan Number

For identification purposes, we have assigned number 001 to the Plan.

Plan Year

The Plan Year is the 12-month accounting year of the Plan, and it begins each January 1st and ends the following December 31st.

Service of Legal Process

If you have to bring legal action against the Plan for any reason, legal process can be served on the Plan Trustee at 2401 Pennsylvania Avenue, No. 200, Washington, DC 20037. You must exhaust the Plan’s claims procedure (see the Section titled Claims Procedure) before you can bring legal action against the Plan.

  Service Crediting

Your Service refers to the portion of your employment with us that is used to determine whether you are entitled to a contribution allocation for an Allocation Period, as described in more detail below.

Hour of Service

You are credited with an Hour of Service for each hour that you have a right to be paid by us for the performance of your duties. This includes the actual number of hours that you work and hours for which you are paid but are not at work, such as paid vacation, paid holidays, or paid sick leave.

Period of Service

A Period of Service, in general, is a period of time that begins on your date of hire and ends on the date you terminate employment or incur a Break in Eligibility Service or a Break in Vesting Service. The rules for determining your Period of Service are more complex than the explanation described in this section, especially the rules that apply if you terminate employment and are then rehired. For more information, you can check with the Administrator.

  401(k) Contributions

How the Contribution Is Determined

Once you become a Participant, you can begin making 401(k) Contributions. 401(k) Contributions are amounts that you elect to contribute to the Plan through payroll withholding, and they can be made on a pre-tax basis (that is, they are deducted from your Compensation free of current income taxes but are fully taxable when they are subsequently distributed from the Plan). 401(k) Contributions are allocated to your 401(k) Contributions Account.

If you have not attained age 50, your 401(k) Contributions for any calendar year can’t exceed the lesser of 100% of your Compensation or the dollar limit on 401(k) Contributions (which is announced annually by the IRS). For any calendar year in which you have attained (or will attain) at least age 50 by the end of that year, you can also make additional “catch-up” 401(k) Contributions in excess of the annual dollar limit on 401(k) Contributions. The limit on “catch-up” 401(k) Contributions is also announced annually by the IRS.

How You Become a Participant

To become a Participant in this part of the Plan, you must satisfy the following criteria (described in more detail below): (a) you must be an Eligible Employee; (b) you must satisfy the age requirement; and (c) you must be employed by us on the applicable entry date.

●	Eligible Employees. All employees are Eligible Employees for this part of the Plan except Leased Employees.

●	Age Requirement. You must be at least 21 years of age.

●	Entry Date. You will enter this part of the Plan as a Participant on the same date that you first satisfy the age requirement.

Salary Deferral Agreements

You must file a Salary Deferral Agreement with the Administrator before you can begin making 401(k) Contributions to the Plan. Your Salary Deferral Agreement is where you indicate the amount that you want us to withhold from your Compensation and contribute to the Plan on your behalf. You can elect to contribute either a percentage of your Compensation or a flat dollar amount.

After your initial election, you can change your Salary Deferral Agreement by filing a new agreement with the Administrator quarterly. Your Salary Deferral Agreement will only expire if you file a superseding agreement.

You can also cancel your Salary Deferral agreement at any time by giving written notice to the Administrator. Your cancellation will be implemented as soon as administratively possible after your notice is received. If you do cancel your agreement, you will not be permitted to make a new election until the first available date that you would otherwise be entitled to change an existing agreement as described in the preceding paragraph.

The Administrator from time to time may establish additional administrative procedures (or change existing procedures) concerning deferral elections, in which case you will be appropriately notified. The Administrator can also temporarily suspend your deferral agreement if you reach the maximum deferral amount that is permitted by law or by the Plan, or if the Administrator believes the Plan may fail certain required non-discrimination tests. You will be notified if your deferral agreement is temporarily suspended.

If you have not elected to withhold at the maximum rate permitted for a Plan Year and you want, you can make a supplemental election at any time during the last two months of the Plan Year to withhold an additional amount for one or more pay periods in order to increase the total amount withheld for the Plan Year up to the maximum.

How Your Compensation Is Determined

In general, you can make 401(k) Contributions from all of the compensation that is paid or made available to you during the calendar year that ends with or within the Plan Year, excluding any compensation received (a) as Fringe Benefit Payments; (b) while you are a member of an ineligible class of Employees with respect to this part of the Plan; and (c) as Post-Severance Compensation.

How Your Vested Interest Is Determined

Your Vested Interest in your 401(k) Contribution Account is 100% at all times.

  Matching Contributions

How the Contribution Is Determined

We may also make Matching Contributions to the Plan in order to match all or a portion of a Participant’s 401(k) Contributions. These contributions are not required, and whether or not we choose to make them is entirely within our discretion. If we do elect to make them, the formula, the amount of the contribution, and the frequency of the contribution, will also be determined at our discretion.

How You Become a Participant

To become a Participant in this part of the Plan, you must satisfy the following criteria (described in more detail below): (a) you must be an Eligible Employee; (b) you must satisfy the age requirement; and (c) you must be employed by us on the applicable entry date.

●	Eligible Employees. All employees are Eligible Employees for this part of the Plan except Leased Employees.

●	Age Requirement. You must be at least 21 years of age.

●	Entry Date. You will enter this part of the Plan as a Participant on the same date that you first satisfy the age requirement.

How You Qualify for a Contribution Allocation

Once you become a Participant in this part of the Plan, you are eligible for a Matching Contribution for any Allocation Period in which we make one if you satisfy the requirements (if any) described below for that Allocation Period. Matching Contributions are allocated to your Matching Contribution Account.

●	Active Participants. If you are still employed by us on the last day of an Allocation Period, you will be eligible to receive an allocation regardless of the length of your service during the Allocation Period.

●	Terminated Participants. If you terminate employment for any reason before the last day of an Allocation Period, you will be eligible to receive an allocation for that Allocation Period.

How Your Compensation Is Determined

In general, the amount of any Matching Contributions made on your behalf is based on all of the compensation that is paid or made available to you during the Allocation Period, excluding any compensation received (a) as Fringe Benefit Payments; (b) while you are a member of an ineligible class of Employees with respect to this part of the Plan; and (c) as Post-Severance Compensation. However, no contributions will be made with respect to Compensation in excess of the annual dollar limit on Compensation, which is announced annually by the IRS.

How Your Vested Interest Is Determined

Your Vested Interest in your Matching Contribution Account is 100% at all times.

  Non-Elective Contributions

How the Contribution Is Determined

We may also make Non-Elective Contributions to the Plan. Making these contributions is totally discretionary on our part, as is the amount should we decide to make them.

How You Become a Participant

To become a Participant in this part of the Plan, you must satisfy the following criteria (described in more detail below): (a) you must be an Eligible Employee; (b) you must satisfy the age requirement; and (c) you must be employed by us on the applicable entry date.

●	Eligible Employees. All employees are Eligible Employees for this part of the Plan except Leased Employees.

●	Age Requirement. You must be at least 21 years of age.

●	Entry Date. You will enter this part of the Plan as a Participant on the same date that you first satisfy the age requirement.

How You Qualify For a Contribution Allocation

Once you become a Participant in this part of the Plan, you are eligible for a Non-Elective Contribution for any Allocation Period in which we make one if you satisfy the requirements (if any) described below for that Allocation Period. Non-Elective Contributions are allocated to your Non-Elective Contribution Account.

●	Active Participants. If you are still employed by us on the last day of an Allocation Period (and you are still an Eligible Employee on the last day of the Allocation Period), you will be eligible to receive an allocation if you are credited with at least 1,000 Hours of Service during the Allocation Period.

●	Terminated Participants. If you terminate employment for any reason before the last day of an Allocation Period, you will be eligible to receive an allocation if you were credited with at least 1,000 Hours of Service during the Allocation Period.

How the Contribution Is Allocated

Non-Elective Contributions are allocated using the grouping method. Under this method, you will be assigned to a group which will share in the contribution (if any) that we make for that group. The amount contributed for each group will be allocated in the ratio that the Compensation of each Participant who is a member of that group bears to the total Compensation of all Participants who are members of that group. This means that the amount allocated to the Non-Elective Contribution Account of each Participant who is a member of that group will, as a percentage of Compensation, be the same. For example, if the contribution made for a particular group is equal to 5% of the total Compensation of all Participants who are members of that group, then that is the amount that will actually be allocated each such Participant’s Non-Elective Contribution Account.

How Your Compensation Is Determined

In general, the amount of any Non-Elective Contributions made on your behalf is based on all of the compensation that is paid or made available to you during the Allocation Period, excluding any compensation received (a) as Fringe Benefit Payments; (b) while you are a member of an ineligible class of Employees with respect to this part of the Plan; and (c) as Post-Severance Compensation. However, no contributions will be made with respect to Compensation in excess of the annual dollar limit on Compensation, which is announced annually by the IRS.

How Your Vested Interest Is Determined

Your Vested Interest in your Non-Elective Contribution Account is 100% at all times.

  Top Heavy Requirements

Under certain circumstances, you may be entitled to a minimum allocation for any Plan Year in which the Plan is considered “top heavy.” The Plan is considered top heavy for any Plan Year in which more than 60% of Plan assets are allocated to the Accounts of Participants who are Key Employees. However, the Plan automatically satisfies this requirement in any Plan Year for which we make a contribution on your behalf to any other qualified retirement plan that we sponsor. If the Plan is not exempt, then for each Plan Year in which the Plan is considered top heavy and in which you are a non-Key Employee who is employed by us on the last day of the Plan Year, you will receive a minimum allocation equal to the lesser of 3% of your Compensation or the highest percentage of Compensation allocated for that Plan Year to the Accounts of Participants who are key employees.

  Maximum Allocation Limitations

The amount of contributions and forfeitures that can be allocated to your Account for any Plan Year is limited by law to the lesser of 100% of your Compensation or the annual dollar limit (which is announced annually by the IRS). However, this dollar limit does not apply to the amount of earnings that can be allocated to your Account, to the amount of any Rollover Contributions you can make to the Plan, or to any other funds transferred to this Plan on your behalf from another qualified plan.

  Rollover Contributions

If you participated in another retirement plan, you may be permitted to roll over any distribution you receive from the other plan to this Plan if all legal requirements (and any requirements imposed by the Administrator) on such rollovers are satisfied. Do not withdraw funds from any other plan or account until you have received written approval from the Administrator to roll those funds into this Plan. If you do decide to make a rollover contribution and it is accepted by the Administrator, it will be kept in your Rollover Account. Your Vested Interest in your Rollover Account will be 100% at all times.

  Distribution of Benefits

Distributions for Reasons Other Than Death

If your employment is terminated for any reason other than death, your Vested Interest will be distributed within an administratively feasible time after you terminate. Your Vested Interest will be distributed in a single lump sum which can be paid to you or, at your election, can be rolled over to another qualified retirement plan or to an individual retirement account. You can also elect not to receive a lump sum and instead elect partial payments in amounts that you request from time to time.

In addition to the payments described above, there are rules which require that certain minimum distributions be made from the Plan. Generally, these minimum distributions must begin no later than (a) the April 1st following the end of the calendar year in which you reach age 70½ or (b) the April 1st following the end of the calendar year in which you retire. However, if you are a 5% owner, you must begin receiving these distributions by the April 1st following the end of the calendar year in which you reach age 70½ even if you are still employed by the Employer.

Distributions Upon Death

Your Vested Interest will be distributed to your beneficiary as soon as administratively feasible after your death. If you are not married, you can name anyone to be your beneficiary. If you are married, your spouse by law is your beneficiary unless he or she waives the death benefit in writing. Your beneficiary can elect to receive (a) a single lump sum payment; or (b) partial payments in amounts requested by your beneficiary from time to time.

If your death occurs before the date minimum distributions must begin (as described in the preceding section), the distribution to your beneficiary must be made within certain legal timeframes that are dependent upon several factors, including (a) whether you have a designated beneficiary, (b) your relationship to the beneficiary (spousal or non-spousal beneficiary), and (c) certain elections that your beneficiary may make after your death. However, if your death occurs after the date that minimum distributions must begin, the minimum death benefit that must be paid to your beneficiary each year after your death is based on the longer of your remaining life expectancy (had you survived) or the remaining life expectancy of your beneficiary. Your beneficiary may also choose to accelerate the payment rate. Contact the Administrator for more information regarding payments to beneficiaries.

Any death benefit received by your spouse can be rolled over to an IRA. A non-spouse beneficiary may establish a special IRA (an “Inherited IRA”) that can receive a direct rollover of all (except for any required minimum distributions) or a portion of the death benefit distributed upon your death to that non-spouse beneficiary.

Certain portions of a death benefit may not be eligible to be rolled over into an Inherited IRA. If you (a deceased Participant) needed to take a required minimum distribution in the year of your death (but you have not yet taken that required minimum distribution), then that required minimum distribution cannot be rolled over from the Plan into an Inherited IRA. Similarly, if the non-spouse beneficiary needs to take any required minimum distribution from the Plan for the year in which the direct rollover occurs (or any prior year), then the non-spouse beneficiary cannot roll over that required minimum distribution into an Inherited IRA.

If the non-spouse beneficiary elects to roll over the death benefit to an Inherited IRA, then the inherited IRA will be subject to complicated required minimum distribution rules. You should inform your non-spouse beneficiary that (a) he or she is designated to receive your death benefit, and (b) your death benefit can be rolled over to an Inherited IRA. The non-spouse beneficiary should discuss any planning issues and tax consequences with their professional tax advisor with respect to a direct rollover of your death benefit into an Inherited IRA.

Cash-Outs of Small Accounts

If your employment is terminated for any reason and your Vested Interest is $1,000 or less (including your Rollover Account balance) it will be distributed in a lump sum, or, at your election, will be rolled over to another qualified retirement plan or to an individual retirement account (IRA) of your choosing. However, if you do not make an election, then the distribution will be made as a lump sum.

In-Service Distributions

As long as you are still our employee, you can elect at any time to take a lump sum distribution of up to 100% of the following accounts:

●	401(k) Contribution Account. You can request a distribution from your 401(k) Contribution Account if you have reached Normal (or Early) Retirement Age, or earlier if you have reached age 59½.

●	Qualified Matching Contribution Account. You can request a distribution from your Qualified Matching Contribution Account if you have reached Normal (or Early) Retirement Age, or earlier if you have reached age 59½. This account is one to which we may elect to make contributions in order to pass certain Plan testing requirements.

●	Qualified Non-Elective Contribution Account. You can request a distribution from your Qualified Non-Elective Contribution Account if you have reached Normal (or Early) Retirement Age, or earlier if you have reached age 59½. This account is one to which we may elect to make contributions in order to pass certain Plan testing requirements.

●	Matching Contribution Account. You can request a distribution from your Matching Contribution Account if you have reached Normal (or Early) Retirement Age, or earlier if you have a 100% Vested Interest in the account and you have reached age 55.

●	Non-Elective Contribution Account. You can request a distribution from your Non-Elective Contribution Account if you have reached Normal (or Early) Retirement Age, or earlier if you have a 100% Vested Interest in the account and you have reached age 55.

●	Rollover Contribution Account. You can request a distribution from your Rollover Contribution Account at any time.

Hardship Distributions

You may be eligible to take a distribution from the Plan to pay for certain financial hardships. All hardship distributions must comply with the terms of the Administrative Policy Regarding Financial Hardship Distributions established by the Administrator. If a copy of the financial hardship distribution policy is not attached to this summary, you can obtain one from the Administrator.

 Loans to Participants

You are permitted to borrow from the Plan with the approval of the Administrator. All loans must comply with the terms of the Administrative Policy Regarding Participant Loans established by the Administrator. If a copy of the loan policy is not attached to this summary, you can obtain one from the Administrator.

 Investment of Accounts

Subject to an investment policy established by the Administrator, you can direct how your Account will be invested. You can choose from any investment options offered by the Plan. You can switch between investments Daily by contacting us or our designee in writing or through an 800 number which will be made available to you. Any change you wish to make to your investments will go into effect as soon as practicable after the change is received by us or our designee. All earnings and losses on your directed investments will be credited directly to your Account. Investment results will reflect any fees and investment expenses for the investments you select. You may request more information on fees associated with an investment option from the Administrator. At the appropriate time, we will provide you with more detailed information about the investment options offered by the Plan.

We intend to comply with Section 404(c) of the Employee Retirement Income Security Act of 1974. This means that if you are permitted to exercise independent control over the investment of your Account and you are offered a reasonably diverse selection of well managed investment options, then the fiduciaries of the Plan, including the Administrator and us, may be relieved of certain liabilities for any losses which occur because you exercise control.

 Tax Withholding on Distributions

Due to the complexity and frequency of changes in the federal laws that govern benefit distributions, penalties and taxes, the following is only a brief explanation of the law and IRS rules and regulations as of the date this summary is issued. You will receive additional information from the Administrator at the time of any benefit distribution, and you should consult your tax advisor to determine your personal tax situation before taking the distribution.

Direct Rollovers Not Subject to Tax

Any eligible distribution that is directly rolled over to another eligible retirement account (either another qualified retirement plan or an individual retirement account) is not subject to income tax withholding. Generally, any part of a distribution from this Plan can be directly rolled over to another eligible retirement account unless the distribution (1) is part of a series of equal periodic payments made over your lifetime, or over the lifetime of you and your beneficiary, or over a period of 10 years or more; or (2) is a minimum benefit payment which must be paid to you by law. There are other distributions that are not eligible for direct rollover treatment, and you should contact the Administrator if you have questions about a particular distribution.

20% Withholding on Taxable Distributions

If you have your benefit paid to you and it’s eligible to be rolled over, you only receive 80% of the benefit payment. The Administrator is required to withhold 20% of the benefit payment and remit it to the Internal Revenue Service as income tax withholding to be credited against your taxes. If you receive the distribution before you reach age 59½, you may also have to pay an additional 10% tax. You can still rollover all or a part of the 80% distribution that is paid to you by putting it into an IRA or into another qualified retirement plan within 60 days of receiving it. If you want to rollover 100% of the eligible distribution to an IRA or to another qualified retirement plan, you must find other money to replace the 20% that was withheld. You cannot elect out of the 20% withholding (1) unless you are permitted (and elect) to leave your benefit in this Plan, or (2) unless you have 100% of an eligible distribution transferred directly to an IRA or to another qualified retirement plan that accepts rollover contributions.

 Claims Procedure

If you feel that you are entitled to a benefit that you are not receiving from the Plan, you can make a written request to the Administrator (or its delegate) for that benefit. Plan Benefits fall into two categories – Disability related benefits and non-Disability related benefits. A Disability-related benefit means a benefit that is available under the Plan and that becomes payable upon a determination of a Participant’s Disability as determined by the Administrator. A Disability-related benefit does not include a benefit that, under the terms of this Plan, becomes payable upon a determination of a Participant’s Disability by the Social Security Administration or under a long term Disability plan sponsored by the Employer. The claims procedure for each Disability-related benefits and non-Disability benefits are similar, but there are differences. While the claims procedure for each benefit is described below, this is just a summary, and the Administrator can supply you with a more detailed claims procedure.

Written Claims

Any claim for benefits must be filed in writing with the Administrator, but the Administrator may permit the filing of a claim for benefits electronically as the Administrator complies with certain Department of Labor requirements.

Review of Non-Disability Benefit Claims

If your claim is for a non-Disability related benefit, it will be reviewed under the following procedure:

●	Initial Denial. Whenever the Administrator decides for any reason to deny a claim in whole in part, the Administrator will give you a written or electronic notice of its decision within 90 days of the date the claim was filed, unless an extension of time is necessary. If special circumstances require an extension, the Administrator will notify you before the end of the initial 90-day review period that additional review time is necessary. The notice for an extension (a) will specify the circumstances requiring a delay and the date that a decision is expected to be made; and (b) will describe any additional information needed to resolve any unresolved issues. Unless the Administrator requires additional information from you to process the claim, the review period cannot be extended beyond an additional 90 days. If the Administrator requires additional information from you to process the claim and a timely notice requesting the additional information is transmitted to you, it must be provided within 90 days of the date that the notice is provided by the Administrator.

●	Notice of Denial. If your claim is denied, the notice will contain the following information: (a) the specific reasons for the denial; (b) reference to the specific Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; (d) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim; (e) a description of the Plan’s review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and your right to obtain copies of such procedures; and (f) a statement that if you request a review of the Administrator’s decision and the reviewing fiduciary’s decision on review is adverse to you, there is no further administrative review following the initial review, and that you then have a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising you that, within 60 days of the date on which you receive such notice, you may obtain review of the decision as explained in the next paragraph.

●	Right to Appeal. Within the 60-day period beginning on the date you receive notice regarding disposition of your claim, you may request that the claim denial be reviewed by filing with the Administrator a written request for such review. The written request must contain the following information: (a) the date on which your request was received by the Administrator; (b) the specific portions of the denial of your claim which you request be reviewed; (c) a statement setting forth the basis upon which you believe the Administrator’s denial of your claim should be reversed and your claim should be accepted; and (d) any other written information (offered as exhibits) which you want to be considered to explain your position, without regard to whether such information was submitted or considered in the initial benefit determination.

●	Review on Appeal. In general, your appeal will be reviewed within 60 days of the date it is received by the Administrator (unless special circumstances require an extension to 120 days and you are so notified before the end of the 60-day review period). The review will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The decision on review will contain the following: (a) the specific reasons for the denial on review; (b) reference to specific Plan provisions on which the denial is based; (c) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim; (d) a statement describing any voluntary review procedures and your right to obtain copies of them; and (e) a statement that there is no further administrative review of decision and that you have a right to bring a civil action under ERISA §502(a).

Review of Disability Benefit Claims

If your claim is for a Disability related benefit, it will be reviewed under the following procedure:

●	Initial Denial. Whenever the Administrator decides for any reason to deny a claim for a Disability benefit in whole or in part, the Administrator will transmit to you a written or electronic notice of its decision within 45 days of the date the claim was filed, unless an extension of time is necessary. If, prior to the expiration of the initial 45-day period, the Administrator determines that a decision cannot be made within that initial 45-day period due to matters beyond the control of the Plan, the Administrator will provide you a notice before the end of the 45-day review period that a 30-day extension of time is necessary. If, prior to the end of the first 30-day extension period, the Administrator determines that a decision cannot be made within that first 30-day extension period due to matters beyond the control of the Plan, the Administrator will provide you a notice before the end of the first 30-day extension period that an additional 30-day extension of time is necessary. Any notice of an extension of time will (a) specify the circumstances requiring the extension of time and the date a decision is expected to be rendered; (b) explain the standards on which entitlement to a Disability Benefit is based; (c) state the unresolved issues that prevent a decision on the claim; and (d) describe any additional information needed to resolve those issues. If the Administrator requires additional information from you to process the Disability Benefit claim and a timely notice requesting the additional information is transmitted to you, you must provide the additional information within 45 days of the date the notice is provided.

●	Notice of Denial. If your claim is denied, the notice will contain the following information: (a) the specific reasons for the denial; (b) reference to the specific Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; (d) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim; (e) if the claim denial is based on an internal rule, guideline, protocol, or other similar provision, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy thereof is available upon request, free of charge; (f) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the Claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge; (g) a description of the review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and your right to obtain copies of such procedures; and (h) a statement that if you request a review of the Administrator’s decision and the review is adverse to you, that there is no further administrative review following such initial review, and that you have a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising you that, within 180 days of the date you receive the notice, you may obtain review of the decision as explained in the next paragraph.

●	Right to Appeal. Within the 180-day period beginning on the date you receive notice regarding disposition of your claim, you may request that the claim denial be reviewed by filing with the Administrator a written request for such review. The written request for such review must contain the following information: (a) the date on which your request was received by the Administrator; (b) the specific portions of the denial of your claim which you request be reviewed; (c) a statement setting forth the basis upon which you believe the Administrator’s denial of your claim should be reversed and your claim should be accepted; and (d) any other written information (offered as exhibits) which you want to be considered to explain your position, without regard to whether such information was submitted or considered in the initial benefit determination.

●	Review by Alternate Reviewer. Review of a Disability Benefit claim that has been denied under the procedures described in the preceding two paragraphs will be conducted by a reviewer who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The review will not afford deference to the initial adverse benefit determination, but will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the adverse benefit determination was based on a medical judgment, the reviewer will consult with an appropriate health care professional who (a) was not consulted on the original adverse benefit determination, (b) is not subordinate to someone who was consulted on the original adverse benefit determination, and (c) has appropriate training and experience in the field of medicine involved in the medical judgment. Any experts whose advice was obtained on the original adverse determination must be identified during the review, without regard to whether the advice was relied upon in making the determination. You may request, in writing, a list of such experts.

●	Review on Appeal. In general, your appeal will be reviewed within 45 days of the date it is received by the Administrator (unless special circumstances require an extension to 90 days and you are so notified before the end of the 45-day review period). The reviewer will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The reviewer’s decision will contain the following: (a) the specific reasons for the denial; (b) reference to specific Plan provisions on which the denial is based; (c) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim; (d) if the claim denial is based on an internal rule, guideline, protocol, or other similar criterion, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion is available upon request, free of charge; (e) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation is available upon request, free of charge; (f) a statement describing any voluntary review procedures and your right to obtain copies of such procedures; (g) a statement that there is no further administrative review of the reviewer’s decision and that you have a right to bring a civil action under ERISA §502(a); and (h) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

 Participants Absent Because of Military Duty

Participants Who Die During Military Absence

If you are absent from employment with us because of military service and you die on or after January 1, 2007 while you are performing “qualified” military service (as defined under the Internal Revenue Code), you will be treated as having returned to employment on the day before your death for Vesting purposes. However, you will not be entitled to any additional benefits or contributions with respect to your period of military leave.

 Other Information

Attachment of Your Account

Your creditors cannot garnish or levy upon your Account except in the case of a proper IRS tax levy, and you cannot assign or pledge your Account except as collateral for a loan from the Plan or as directed through a Qualified Domestic Relations Order as part of a divorce, child support or similar proceeding in which a court orders that all or part of your Account be transferred to another person (such as your ex-spouse or your children). The Plan has a procedure for processing QDROs, which you can obtain free of charge from the Administrator.

Amendment or Termination of the Plan

Although we intend for the Plan to be permanent, we can amend or terminate it at any time. If we do terminate the Plan, all Participants will have a 100% Vested Interest in their Accounts as of the Plan termination date, and all Accounts will be available for distribution at the same time and in the same manner as would have been permissible had the Plan not been terminated.

Accounts Are Not Insured

Your Account is not insured by the Pension Benefit Guaranty Corporation (PBGC) because the insurance provisions of ERISA do not apply to 401(k) plans. For more information on PBGC coverage, ask the Administrator or contact the PBGC. Written inquiries to the PBGC should be addressed to: Technical Assistance Division, PBGC, 1200 K Street NW, Suite 930, Washington, D.C. 20005-4026. You can also call them at (202) 326-4000.

Payment of Plan Expenses

The Plan routinely incurs expenses for the services of lawyers, actuaries, accountants, third party administrators, and other advisors. Some of these expenses may be paid directly by us while other expenses may be paid from the assets of the Plan. The expenses that are paid from Plan assets will either be shared by all Participants or will be charged directly to the Account of the Participant on whose sole behalf the expense is incurred, as explained in more detail in the Administrative Policy Regarding Payment of Plan Expenses established by the Administrator. If this policy is not attached to this summary, you can obtain a copy from the Administrator.

 Statement of ERISA Rights

Your Right To Receive Information

You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Participants are entitled to (a) examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; (b) obtain copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description upon written request to the Administrator. The Administrator may make a reasonable charge for the copies; (c) receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report; and (d) obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age (which is defined elsewhere in this summary plan description) and if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

Duties of Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforcement of Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the Administrator. If you have questions about this statement or about your ERISA rights, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory; or contact them at http://www.dol.gov/ebsa/aboutebsa/org_chart.html or at the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You can call the Employee Benefits Security Administration (the EBSA) at (866) 444-3272; TTY/TDD users: (877) 889-5627. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the EBSA. You may also obtain additional pension-related information at the Department of Labor’s website at http://www.dol.gov/ebsa/publications/wyskapr.html where you can review a publication called “What You Should Know About Your Retirement Plan.”

 Glossary

Many definitions are used in this summary and most are defined in the section where they appear, but the following terms have broader application and are used throughout the summary:

Account. Your Account represents the aggregate value of the contributions made to the Plan on your behalf, as well as the net earnings on those contributions. Your Account may include (but is not limited to) the following sub-accounts: the 401(k) Contribution Account; the Matching Contribution Account; and the Non-Elective Contribution Account.

Allocation Period. The Allocation Period is the period of time for which a contribution to the Plan is allocated. The Allocation Period is generally the Plan Year but can be a shorter period of time.

Disability. Disability is a physical or mental impairment you suffer after you become a Participant in the Plan (and while you are still an employee) (a) which, in the opinion of the Social Security Administration, qualifies you for disability benefits under the Social Security Act in effect on the date that you suffer the mental or physical impairment; or (b) which, in the opinion of the insurance company, qualifies you for benefits under an Employer-sponsored long-term disability plan which is administered by an independent third party (or qualifies you for disability benefits under the Social Security Act if no such long-term disability plan exists on the date you suffers the mental or physical impairment).

Early Retirement Age. Early Retirement Age is the date you reach age 55.

Fringe Benefit Payments. Fringe Benefit Payments, in general, are reimbursements or other expense allowances, cash and noncash fringe benefits, moving expenses, deferred compensation, and welfare benefits.

Key Employee. A Key Employee is an Employee who satisfies certain executive, ownership, or compensation requirements as set forth in the Internal Revenue Code.

Leased Employee. A Leased Employee is, generally, a person who is employed by an employee leasing organization but performs services for the Employer on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the Employer.

Non-Elective Contribution. A Non-Elective Contribution is an additional type of contribution that we may elect to make for any Plan Year. Non-Elective Contributions are generally made as a percentage of pay.

Normal Retirement Age. Normal Retirement Age is the date you reach age 65.

Post-Severance Compensation. Post-Severance Compensation, in general, is an amount paid to you within 2½ months after your termination of employment as payment for your regular working hours, for overtime or shift differential, for commissions or bonuses, or for other similar payments, and that, absent your termination of employment, would have been paid to you while you were still an Employee.

Vested Interest. Your Vested Interest is the percentage of your Account to which you are entitled at any point in time. This percentage, in turn, is the aggregate of your Vested Interest in your various sub-accounts. However, notwithstanding any vesting schedule set forth in other sections of this summary, you will have a 100% Vested Interest in your Account upon reaching Normal (or Early) Retirement Age, or upon your death or disability while you are still a Participant but before you terminate employment.

AFL-CIO Housing Investment Trust 401(k) Retirement Plan

Salary Deferral Agreement

(Supplemental to T. Rowe Price Enrollment Forms)

Section 1. Participant Information

Name

Address

City	State	Zip Code

Date of Birth	Date of Hire	Social Security #

Section 2. Election Not to Defer

☐	I do not wish to contribute to the Plan at this time. However, I understand that I can elect to contribute to the Plan in the future, and that any such future election can only be made at such time or times as permitted under the Plan’s policy governing salary reduction elections.

Section 3. Election to Defer

☐	I elect to contribute $___________ to the Plan each pay period *(See the note below)*

☐	I elect to contribute __________% of my compensation (excluding bonuses) to the Plan each pay period and __________% (enter zero if none) of any bonuses *(See the note below)*

Note: If you have not attained age 50, your 401(k) Contributions for any calendar year can’t exceed the lesser of 100% of your Compensation or the dollar limit on 401(k) Contributions (which is announced annually by the IRS). For any calendar year in which you have attained (or will attain) at least age 50 by the end of that year, you can also make additional “catch-up” 401(k) Contributions in excess of the annual dollar limit on 401(k) Contributions. The limit on “catch-up” 401(k) Contributions is also announced annually by the IRS.

I understand (1) that I can change my election from time to time as permitted under the Plan’s salary reduction policy; (2) that I can suspend or cancel my election upon reasonable written notice to the Administrator; (3) that if I do cancel or suspend my election, I can make a new election at such times as permitted under the Plan’s policy governing salary reduction elections; and (4) that it may be necessary for the Plan to reduce the percentage or dollar amount I have indicated above if necessary for the Plan to comply with certain non-discrimination and/or maximum deduction tests required by the Internal Revenue Code.

Section 4. Participant’s Signature

Signature	Date

AFL-CIO Housing Investment Trust 401(k) Retirement Plan

Beneficiary Designation Form

(Supplemental to T. Rowe Price Enrollment Forms)

Section 1. Participant Information

Name

Address

City	State	Zip Code

Date of Birth	Date of Hire	Social Security #

Section 2. Designation of Primary Beneficiary (You must complete this section)

I designate the following as my primary beneficiary or beneficiaries:

Name	Social Security #	Address	Relationship	% Share

Section 3. Designation of Contingent Beneficiary (Optional)

If my primary beneficiary predeceases me, I designate the following as my contingent beneficiary or beneficiaries:

Name	Social Security #	Address	Relationship	% Share

Section 4. Trust Information (Complete this section only if a trust is a named beneficiary)

If a trust is named as a beneficiary (primary or contingent), the trustees of the trust are ____________________________________________

_______________________________________________________ and the creation date of the trust is ___________________________.

Section 5. Filing Status (You must complete this section)

☐	(a) I am legally single.

☐	(b) I am legally married and my spouse is the primary beneficiary of 100% of my account.

☐	(c) I am legally married and my spouse is not a primary beneficiary of 100% of my account.

Section 6. Participant’s Signature

Signature of Participant	Date

Section 7. Spousal Consent (Complete this section only if Section 5(c) is checked)

I am the spouse of the employee who completed and signed this form above, and I understand the spousal death benefit to which I am entitled under the terms of the plan. I realize that my spouse is waiving this spousal death benefit and I voluntarily consent to the waiver. I hereby consent to my spouse’s designation of beneficiary and agree to release and discharge the Trustee, the Plan Administrator, and the Company from liability for acting pursuant to this irrevocable consent.

Signature of Spouse	Date

Print Name

Signature of Witness	Date

Print Name

☐	The Witness is a Plan Representative
☐	The Witness is a Notary Public (complete the following)

State or Commonwealth of

County or Parish of

On the _______ day of ______________________, 20_____, before me, the undersigned, a Notary Public in and for said State or Commonwealth, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires